NEWS RELEASE	Exhibit 99.1
Date:	January 17, 2017
Release Time:	5:00 a.m. (CST)
Media Contact:	Susan Blair (501) 978-2217
Investor Contact:	Tim Hicks (501) 978-2336

Bank of the Ozarks, Inc. Announces

Record Fourth Quarter and Full Year 2016 Earnings

LITTLE ROCK, ARKANSAS:  Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the fourth quarter of 2016 was a record $87.8 million, a 70.6% increase from $51.5 million for the fourth quarter of 2015.  Diluted earnings per common share for the fourth quarter of 2016 were $0.72, a 26.3% increase from $0.57 for the fourth quarter of 2015.

For the full year of 2016, net income was a record $270.0 million, a 48.1% increase from $182.3 million for the full year of 2015.  Diluted earnings per common share for 2016 were $2.58, a 23.4% increase from $2.09 for 2015.

The Company’s annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the fourth quarter of 2016 were 1.92%, 12.62% and 17.08%, respectively, compared to 2.12%, 15.02% and 16.94%, respectively, for the fourth quarter of 2015. Returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the full year of 2016 were 1.89%, 13.05% and 16.25%, respectively, compared to 2.11%, 14.97% and 17.02%, respectively, for the full year of 2015.  The calculation of the Company’s return on average tangible common stockholders’ equity and the reconciliation to generally accepted accounting principles (“GAAP”) are included in the schedules accompanying this release.

George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report our record results for both the fourth quarter and full year of 2016, including quarterly and annual records in net income, diluted earnings per common share, net interest income, service charge income and trust income, as well as quarterly growth of $845 million in non-purchased loans and leases, an excellent 5.02% net interest margin, a superb 34.3% efficiency ratio and pristine asset quality.”

KEY BALANCE SHEET METRICS

Total loans and leases, including purchased loans, were $14.56 billion at December 31, 2016, a 74.7% increase from $8.33 billion at December 31, 2015.  Non-purchased loans and leases were $9.61 billion at December 31, 2016, a 47.1% increase from $6.53 billion at December 31, 2015.  Purchased loans were $4.96 billion at December 31, 2016, a 174.5% increase from $1.81 billion at December 31, 2015, but an 8.2% decrease from $5.40 billion at September 30, 2016.  The unfunded balance of closed loans totaled $10.07 billion at December 31, 2016, a 73.5% increase from $5.80 billion at December 31, 2015 and a 16.3% increase from $8.66 billion at September 30, 2016.

Deposits were $15.57 billion at December 31, 2016, a 95.4% increase from $7.97 billion at December 31, 2015.  Total assets were $18.89 billion at December 31, 2016, a 91.2% increase from $9.88 billion at December 31, 2015.

Common stockholders’ equity was $2.79 billion at December 31, 2016, a 90.6% increase from $1.46 billion at December 31, 2015.  Tangible common stockholders’ equity was $2.07 billion at December 31, 2016, a 57.8% increase from $1.31 billion at December 31, 2015.  Book value per common share was $23.02 at December 31, 2016, a 42.5% increase from $16.16 at December 31, 2015.  Tangible book value per common share was $17.08 at December 31, 2016, an 18.0% increase from $14.48 at December 31, 2015.  The calculations of the Company’s tangible common stockholders’ equity and tangible book value per common share and the reconciliations to GAAP are included in the schedules accompanying this release.

The Company’s ratio of common stockholders’ equity to total assets decreased slightly to 14.78% at December 31, 2016 compared to 14.83% at December 31, 2015.  Its ratio of tangible common stockholders’ equity to total tangible assets decreased to 11.40% at December 31, 2016 compared to 13.49% at December 31, 2015. The calculation of the Company’s ratio of total tangible common stockholders’ equity to total tangible assets and the reconciliation to GAAP are included in the schedules accompanying this release.

NET INTEREST INCOME

Net interest income for the fourth quarter of 2016 was a record $194.8 million, an 82.9% increase from $106.5 million for the fourth quarter of 2015.  Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.02% for the fourth quarter of 2016, an increase of four basis points from 4.98% for the fourth quarter of 2015. Average earning assets were $15.69 billion for the fourth quarter of 2016, an 81.2% increase from $8.66 billion for the fourth quarter of 2015.

Net interest income for the full year of 2016 was a record $601.5 million, a 57.4% increase from $382.2 million for the full year of 2015.  Net interest margin, on a FTE basis, was 4.92% for 2016, a 27 basis point decrease from 5.19% for 2015.  Average earning assets were $12.42 billion for 2016, a 64.5% increase from $7.55 billion for 2015.

NON-INTEREST INCOME

Non-interest income for the fourth quarter of 2016 increased 0.1% to $30.6 million compared to $30.5 million for the fourth quarter of 2015.  The Company had no gains on sales of investment securities or gains on sales of purchased loans for the fourth quarter of 2016, but non-interest income for the fourth quarter of 2015 included $2.9 million of gains on sales of investment securities and $6.3 million of gains on sales of purchased loans.

Non-interest income for the full year of 2016 decreased 2.5% to $102.4 million compared to $105.0 million for 2015. Non-interest income for 2016 included $0.8 million of tax-exempt income from bank-owned life insurance (“BOLI”) death benefits, but no gains on sales of investment securities or gains on sales of purchased loans.  Non-interest income for 2015 included $2.3 million of tax-exempt income from BOLI death benefits, $5.5 million of gains on sales of investment securities and $6.3 million of gains on sales of certain purchased loans.

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2016 increased 51.7% to $78.4 million compared to $51.6 million for the fourth quarter of 2015. During the fourth quarter of 2016, the Company incurred approximately $1.2 million of acquisition-related and systems conversion expenses. During the fourth quarter of 2015, the Company incurred $6.4 million in prepayment penalties from prepaying Federal Home Loan Bank (“FHLB”) advances, $2.2 million of severance costs and approximately $1.0 million of acquisition-related and systems conversion expenses.

The Company’s efficiency ratio (non-interest expense divided by the sum of net interest income FTE and non-interest income) for the fourth quarter of 2016 improved to 34.3% compared to 37.1% for the fourth quarter of 2015.

Non-interest expense for the full year of 2016 increased 33.9% to $255.8 million compared to $191.0 million for the full year of 2015.  During 2016 the Company incurred approximately $6.7 million of acquisition-related and systems conversion expenses and $0.1 million of software and contract termination charges.  During 2015 the Company incurred $8.9 million in prepayment penalties from prepaying FHLB advances, $2.2 million of severance costs, approximately $6.7 million of acquisition-related and systems conversion expenses and $1.0 million of software and contract termination charges.

The Company’s efficiency ratio for the full year of 2016 improved to 35.8% compared to 38.4% for 2015.

The increases in the Company’s non-interest expense for the fourth quarter and full year of 2016 are primarily attributable to the growth of the Company, including its acquisitions of Community & Southern Holdings, Inc. and C1 Financial, Inc. in July 2016.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Excluding purchased loans, the Company’s ratio of nonperforming loans and leases as a percent of total loans and leases was 0.15% at December 31, 2016 compared to 0.20% at December 31, 2015.

Excluding purchased loans, the Company’s ratio of nonperforming assets as a percent of total assets was 0.31% at December 31, 2016 compared to 0.37% at December 31, 2015.

Excluding purchased loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases improved to 0.16% at December 31, 2016, its best such ratio as a public company, compared to 0.28% at December 31, 2015.

The Company’s annualized net charge-off ratio for all loans and leases was 0.09% for the fourth quarter of 2016 compared to 0.17% for the fourth quarter of 2015.  The Company’s net charge-off ratio for all loans and leases was 0.07% for the full year of 2016 compared to 0.17% for 2015.

The Company’s allowance for loan and lease losses for its non-purchased loans and leases was $74.9 million, or 0.78% of total non-purchased loans and leases, at December 31, 2016 compared to $59.7 million, or 0.91% of total non-purchased loans and leases, at December 31, 2015. The Company had $1.6 million of allowance for loan and lease losses for its purchased loans at December 31, 2016 compared to $1.2 million at December 31, 2015.

CONFERENCE CALL AND TRANSCRIPT

Management will conduct a conference call to discuss its quarterly and year end results at 10:00 a.m. CST (11:00 a.m. EST) on Tuesday, January 17, 2017.  Interested parties may listen to this call by dialing 1-844-534-7317 (U.S. and Canada) or 574-990-3009 (internationally) and asking for the Bank of the Ozarks conference call.  A recorded playback of the call will be available for one week following the call at 1-855-859-2056 (U.S. and Canada) or 404-537-3406 (internationally).  The passcode for this playback is 44837481.  The call will be available live or in a recorded version on the Company’s website www.bankozarks.com under “Investor Relations.”  The Company will also provide a transcript of the conference call on the Company’s website under Investor Relations.  The transcript will be available for 90 days.

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, specifically return on average tangible common stockholders’ equity, tangible book value per common share and the ratio of total tangible common stockholders’ equity to total tangible assets, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. These measures typically adjust GAAP financial measures to exclude intangible assets. Management believes presentation of these non-GAAP financial measures provides useful supplemental information which contributes to a proper understanding of the financial results and capital levels of the Company. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD-LOOKING STATEMENTS

This release and other communications by the Company include certain “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time.  Those statements are not guarantees of future results or performance and are subject to certain known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to: potential delays or other problems implementing the Company’s growth, expansion and acquisition strategies including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into and/or close additional acquisitions; problems with, or additional expenses relating to, integrating acquisitions; the inability to realize expected cost savings and/or synergies from acquisitions; problems with managing acquisitions; the effect of the announcements of any future mergers or acquisitions on customer relationships and operating results; the ability to attract new or retain existing or acquired deposits or to retain or grow loans and leases, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, and the effect of such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values; changes in legal and regulatory requirements, including additional legal and regulatory requirements to which the Company is subject as a result of its total assets exceeding $10 billion; the availability and access to capital; possible downgrades in the Company’s credit ratings or outlook which could increase the costs or availability of funding from capital markets; recently enacted and potential legislation and regulatory actions and the costs and expenses to comply with new legislation and regulatory actions; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity; an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or its customers; adoption of new accounting standards or changes in existing standards; and adverse results (including costs, fines, reputational harm or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions as well as other factors identified in this press release or as detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including those factors included in the disclosures under the headings “Forward-Looking Information” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2015  or its Quarterly Reports on Form 10-Q. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

Bank of the Ozarks, Inc. shares trade on the NASDAQ Global Select Market under the symbol “OZRK.”  The Company owns a state-chartered subsidiary bank that conducts banking operations through 249 offices in Arkansas, Georgia, Florida, North Carolina, Texas, Alabama, South Carolina, New York and California.  The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811.  The Company can be found at www.bankozarks.com and on Facebook, Twitter and LinkedIn.

Bank of the Ozarks, Inc.

Selected Consolidated Financial Data

(Dollars in Thousands, Except Per Share Amounts)

Unaudited

	Quarters Ended December 31,			Years Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Income statement data:
Net interest income	$194,800	$106,518	82.9%	$601,505	$382,151	57.4%
Provision for loan and lease losses	9,855	5,211	89.1	23,792	19,415	22.5
Non-interest income	30,571	30,540	0.1	102,399	105,015	(2.5)
Non-interest expense	78,358	51,646	51.7	255,754	190,982	33.9
Net income available to common stockholders	87,787	51,455	70.6	269,979	182,253	48.1
Common stock data:
Net income per share - diluted	$0.72	$0.57	26.3%	$2.58	$2.09	23.4%
Net income per share - basic	0.72	0.58	24.1	2.59	2.10	23.3
Cash dividends per share	0.165	0.145	13.8	0.63	0.55	14.5
Book value per share	23.02	16.16	42.5	23.02	16.16	42.5
Tangible book value per share(1)	17.08	14.48	18.0	17.08	14.48	18.0
Diluted shares outstanding (thousands)	121,476	89,522		104,700	87,348
End of period shares outstanding (thousands)	121,268	90,612		121,268	90,612
Balance sheet data at period end:
Assets	$18,890,142	$9,879,459	91.2%	$18,890,142	$9,879,459	91.2%
Non-purchased loans and leases	9,605,093	6,528,634	47.1	9,605,093	6,528,634	47.1
Purchased loans	4,958,022	1,806,037	174.5	4,958,022	1,806,037	174.5
Allowance for loan and lease losses	76,541	60,854	25.8	76,541	60,854	25.8
Foreclosed assets	43,702	22,870	91.1	43,702	22,870	91.1
Investment securities	1,471,612	602,348	144.3	1,471,612	602,348	144.3
Goodwill	660,119	125,442	426.2	660,119	125,442	426.2
Other intangibles - net of amortization	60,831	26,898	126.2	60,831	26,898	126.2
Deposits	15,574,878	7,971,468	95.4	15,574,878	7,971,468	95.4
Repurchase agreements with customers	65,110	65,800	(1.0)	65,110	65,800	(1.0)
Other borrowings	41,903	204,540	(79.5)	41,903	204,540	(79.5)
Subordinated notes	222,516	—	N/A	222,516	—	N/A
Subordinated debentures	118,242	117,685	0.5	118,242	117,685	0.5
Common stockholders’ equity	2,791,607	1,464,631	90.6	2,791,607	1,464,631	90.6
Net unrealized gains (losses) on investment securities AFS included in common stockholders' equity	(25,920)	7,959		(25,920)	7,959
Loan and lease (including purchased loans) to deposit ratio	93.50%	104.56%		93.50%	104.56%
Selected ratios:
Return on average assets (2)	1.92%	2.12%		1.89%	2.11%
Return on average common stockholders’ equity (2)	12.62	15.02		13.05	14.97
Return on average tangible common stockholders’ equity (1) (2)	17.08	16.94		16.25	17.02
Average common equity to total average assets	15.21	14.09		14.49	14.12
Net interest margin – FTE (2)	5.02	4.98		4.92	5.19
Efficiency ratio	34.27	37.12		35.84	38.45
Net charge-offs to average non-purchased loans and leases (2) (3)	0.08	0.22		0.06	0.18
Net charge-offs to average total loans and leases(2)	0.09	0.17		0.07	0.17
Nonperforming loans and leases to total loans and leases(4)	0.15	0.20		0.15	0.20
Nonperforming assets to total assets(4)	0.31	0.37		0.31	0.37
Allowance for loan and lease losses to non-purchased loans and leases(4)	0.78	0.91		0.78	0.91
Other information:
Non-accrual loans and leases(4)	$14,371	$13,194		$14,371	$13,194
Accruing loans and leases - 90 days past due(4)	—	—		—	—
Troubled and restructured loans and leases(4)	—	—		—	—
Impaired purchased loans	6,516	8,054		6,516	8,054

(1)Calculations of tangible book value per common share and return on average tangible common stockholders’ equity and the reconciliations to GAAP are included in the schedules accompanying this release.

(2)Ratios for interim periods annualized based on actual days.

(3)Excludes purchased loans and net charge-offs related to such loans.

(4)Excludes purchased loans and any allowance for such loans, except for their inclusion in total assets.

Bank of the Ozarks, Inc.

Supplemental Quarterly Financial Data

(Dollars in Thousands, Except Per Share Amounts)

Unaudited

	3/31/15	6/30/15	9/30/15	12/31/15	3/31/16	6/30/16	9/30/16	12/31/16
Earnings Summary:
Net interest income	$85,489	$93,756	$96,387	$106,518	$112,517	$119,038	$175,150	$194,800
Federal tax (FTE) adjustment	2,570	2,552	2,368	2,092	1,911	2,067	2,533	3,254
Net interest income (FTE)	88,059	96,308	98,755	108,610	114,428	121,105	177,683	198,054
Provision for loan and lease losses	(6,315)	(4,308)	(3,581)	(5,211)	(2,017)	(4,834)	(7,086)	(9,855)
Non-interest income	29,067	23,270	22,138	30,540	19,865	22,733	29,231	30,571
Non-interest expense	(50,184)	(43,724)	(45,428)	(51,646)	(47,686)	(50,928)	(78,781)	(78,358)
Pretax income (FTE)	60,627	71,546	71,884	82,293	84,590	88,076	121,047	140,412
FTE adjustment	(2,570)	(2,552)	(2,368)	(2,092)	(1,911)	(2,067)	(2,533)	(3,254)
Provision for income taxes	(18,139)	(24,190)	(23,385)	(28,740)	(30,984)	(31,514)	(42,470)	(49,312)
Noncontrolling interest	(24)	(28)	(3)	(6)	(7)	(21)	(14)	(59)
Net income available to common stockholders	$39,894	$44,776	$46,128	$51,455	$51,688	$54,474	$76,030	$87,787
Earnings per common share – diluted	$0.47	$0.51	$0.52	$0.57	$0.57	$0.60	$0.66	$0.72
Non-interest Income:
Service charges on deposit accounts	$6,627	$7,088	$7,425	$7,558	$7,657	$8,119	$10,926	$11,759
Mortgage lending income	1,507	1,772	1,825	1,713	1,284	2,057	2,616	2,097
Trust income	1,432	1,463	1,500	1,508	1,507	1,574	1,564	1,623
BOLI income	3,623	1,785	2,264	2,412	2,861	2,745	4,638	4,564
Other income from purchased loans	8,908	6,971	5,456	4,790	3,052	4,599	4,635	4,993
Net gains on investment securities	2,534	85	—	2,863	—	—	—	4
Gains on sales of other assets	2,829	2,557	1,905	7,463	1,027	998	594	1,537
Other	1,607	1,549	1,763	2,233	2,477	2,641	4,258	3,994
Total non-interest income	$29,067	$23,270	$22,138	$30,540	$19,865	$22,733	$29,231	$30,571
Non-interest Expense:
Salaries and employee benefits	$22,597	$22,646	$21,207	$21,504	$23,362	$24,921	$38,069	$36,481
Net occupancy expense	7,291	7,344	8,076	8,537	8,531	8,388	11,669	13,936
Other operating expenses	18,700	12,094	14,448	19,879	14,067	16,062	26,447	24,783
Amortization of intangibles	1,596	1,640	1,697	1,726	1,726	1,557	2,596	3,158
Total non-interest expense	$50,184	$43,724	$45,428	$51,646	$47,686	$50,928	$78,781	$78,358
Allowance for Loan and Lease Losses:
Balance at beginning of period	$52,918	$54,147	$56,749	$59,017	$60,854	$61,760	$65,133	$69,760
Net charge-offs	(5,086)	(1,706)	(1,313)	(3,374)	(1,111)	(1,461)	(2,459)	(3,074)
Provision for loan and lease losses	6,315	4,308	3,581	5,211	2,017	4,834	7,086	9,855
Balance at end of period	$54,147	$56,749	$59,017	$60,854	$61,760	$65,133	$69,760	$76,541
Selected Ratios:
Net interest margin – FTE(1)	5.42%	5.37%	5.07%	4.98%	4.92%	4.82%	4.90%	5.02%
Efficiency ratio	42.85	36.56	37.58	37.12	35.51	35.41	38.07	34.27
Net charge-offs to average non-purchased loans and leases(1) (2)	0.37	0.12	0.05	0.22	0.06	0.05	0.06	0.08
Net charge-offs to average total loans and leases(1)	0.36	0.11	0.08	0.17	0.05	0.06	0.07	0.09
Nonperforming loans and leases to total loans and leases(3)	0.33	0.34	0.26	0.20	0.15	0.09	0.08	0.15
Nonperforming assets to total assets(3)	0.56	0.49	0.41	0.37	0.29	0.25	0.28	0.31
Allowance for loan and lease losses to total non-purchased loans and leases(3)	1.26	1.19	1.08	0.91	0.80	0.78	0.78	0.78
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(3)	0.57	0.50	0.41	0.28	0.23	0.22	0.17	0.16

(1)Ratios for interim periods annualized based on actual days.

(2)Excludes purchased loans and net charge-offs related to such loans.

(3)Excludes purchased loans and any allowance for such loans, except for their inclusion in total assets.

Bank of the Ozarks, Inc.

Average Consolidated Balance Sheets and Net Interest Analysis – FTE

Unaudited

	Quarters Ended December 31,						Years Ended December 31,
	2016			2015			2016			2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$52,300	$214	1.63%	$3,863	$6	0.58%	$30,260	$366	1.21%	$2,902	$41	1.40%
Investment securities:
Taxable	686,632	3,559	2.06	367,336	3,162	3.42	466,059	11,373	2.44	363,254	13,131	3.61
Tax-exempt – FTE	737,712	9,037	4.87	388,294	5,784	5.91	514,545	27,049	5.26	422,983	26,406	6.24
Non-purchased loans and leases – FTE	9,017,000	116,565	5.14	5,997,684	74,949	4.96	8,083,647	411,181	5.09	4,898,552	244,978	5.00
Purchased loans	5,197,439	89,408	6.84	1,902,408	32,868	6.85	3,325,443	222,350	6.69	1,862,102	134,745	7.24
Total earning assets – FTE	15,691,083	218,783	5.55	8,659,585	116,769	5.35	12,419,954	672,319	5.41	7,549,793	419,301	5.55
Non-interest earning assets	2,492,341			981,900			1,850,124			1,071,541
Total assets	$18,183,424			$9,641,485			$14,270,078			$8,621,334
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$7,344,679	$6,450	0.35%	$4,083,514	$2,551	0.25%	$5,897,821	$20,316	0.34%	$3,557,037	$7,969	0.22%
Time deposits of $100,000 or more	3,209,817	6,808	0.84	1,404,524	2,150	0.61	2,439,447	19,906	0.82	1,244,879	6,375	0.51
Other time deposits	1,768,097	2,738	0.62	914,769	927	0.40	1,448,166	8,372	0.58	880,189	3,372	0.38
Total interest bearing deposits	12,322,593	15,996	0.52	6,402,807	5,628	0.35	9,785,434	48,594	0.50	5,682,105	17,716	0.31
Repurchase agreements with customers	69,664	26	0.15	74,025	20	0.11	64,044	89	0.14	73,995	76	0.10
Other borrowings	41,947	287	2.72	237,845	1,507	2.51	46,949	1,168	2.49	187,608	6,111	3.26
Subordinated debt	222,467	3,259	5.83	—	—	—	116,679	6,801	5.83	—	—	—
Subordinated debentures	118,165	1,161	3.91	117,108	1,004	3.40	117,958	4,398	3.73	111,409	3,665	3.29
Total interest bearing liabilities	12,774,836	20,729	0.65	6,831,785	8,159	0.47	10,131,064	61,050	0.60	6,055,117	27,568	0.46
Non-interest bearing liabilities:
Non-interest bearing deposits	2,565,123			1,402,586			2,006,933			1,301,574
Other non-interest bearing liabilities	73,806			45,254			60,553			43,819
Total liabilities	15,413,765			8,279,625			12,198,550			7,400,510
Common stockholders’ equity	2,766,415			1,358,694			2,068,328			1,217,475
Noncontrolling interest	3,244			3,166			3,200			3,349
Total liabilities and stockholders’ equity	$18,183,424			$9,641,485			$14,270,078			$8,621,334
Net interest income – FTE		$198,054			$108,610			$611,269			$391,733
Net interest margin – FTE			5.02%			4.98%			4.92%			5.19%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Bank of the Ozarks, Inc.

Calculation of Average Tangible Common

Stockholders’ Equity and the Return on

Average Tangible Common Stockholders’ Equity

Unaudited

	Quarters Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Dollars in thousands)
Net income available to common stockholders	$87,787	$51,455	$269,979	$182,253
Average common stockholders’ equity before noncontrolling interest	$2,766,415	$1,358,694	$2,068,328	$1,217,475
Less average intangible assets:
Goodwill	(658,224)	(125,838)	(363,324)	(118,013)
Core deposit and bank charter intangibles, net of accumulated amortization	(62,937)	(27,867)	(43,623)	(28,660)
Total average intangibles	(721,161)	(153,705)	(406,947)	(146,673)
Average tangible common stockholders’ equity	$2,045,254	$1,204,989	$1,661,381	$1,070,802
Return on average common stockholders’ equity(1)	12.62%	15.02%	13.05%	14.97%
Return on average tangible common stockholders’ equity(1)	17.08%	16.94%	16.25%	17.02%

(1)Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc.

Calculation of Tangible Common

Stockholders’ Equity and Tangible

Book Value per Common Share

Unaudited

	December 31,
	2016	2015
	(In thousands, except per share amounts)
Total common stockholders’ equity before noncontrolling interest	$2,791,607	$1,464,631
Less intangible assets:
Goodwill	(660,119)	(125,442)
Core deposit and bank charter intangibles, net of accumulated amortization	(60,831)	(26,898)
Total intangibles	(720,950)	(152,340)
Total tangible common stockholders’ equity	$2,070,657	$1,312,291
Shares of common stock outstanding	121,268	90,612
Book value per common share	$23.02	$16.16
Tangible book value per common share	$17.08	$14.48

Bank of the Ozarks, Inc.

Calculation of Total Tangible Common Stockholders’

Equity and the Ratio of Total Tangible Common

Stockholders’ Equity to Total Tangible Assets

Unaudited

	December 31,
	2016	2015
	(Dollars in thousands)
Total common stockholders’ equity before noncontrolling interest	$2,791,607	$1,464,631
Less intangible assets:
Goodwill	(660,119)	(125,442)
Core deposit and bank charter intangibles, net of accumulated amortization	(60,831)	(26,898)
Total intangibles	(720,950)	(152,340)
Total tangible common stockholders’ equity	$2,070,657	$1,312,291
Total assets	$18,890,142	$9,879,459
Less intangible assets:
Goodwill	(660,119)	(125,442)
Core deposit and bank charter intangibles, net of accumulated amortization	(60,831)	(26,898)
Total intangibles	(720,950)	(152,340)
Total tangible assets	$18,169,192	$9,727,119
Ratio of total common stockholders’ equity to total assets	14.78%	14.83%
Ratio of total tangible common stockholders’ equity to total tangible assets	11.40%	13.49%